As filed with the Securities and Exchange Commission on June 13, 2024
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Skyworks Solutions, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	04-2302115 (I.R.S. Employer Identification No.)
Skyworks Solutions, Inc.
5260 California Avenue
Irvine, California 92617
(Address of Principal Executive Offices) (Zip Code)

Second Amended and Restated 2015 Long-Term Incentive Plan
2002 Employee Stock Purchase Plan, as Amended
Non-Qualified Employee Stock Purchase Plan, as Amended
(Full title of the plans)

Robert J. Terry
Senior Vice President, General Counsel and Secretary
Skyworks Solutions, Inc.
5260 California Avenue
Irvine, California 92617
(Name and address of agent for service)

(949) 231-3000
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Non-accelerated filer ☐
Accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Statement of Incorporation by Reference

This registration statement on Form S-8 is being filed to register an additional (a) 3,000,000 shares of common stock, $0.25 par value per share (the “Common Stock”), issuable under the Skyworks Solutions, Inc. (the “Registrant”) Second Amended and Restated 2015 Long-Term Incentive Plan (the “2015 LTIP”), (b) 1,500,000 shares of the Registrant’s Common Stock, issuable under the Registrant’s 2002 Employee Stock Purchase Plan, as Amended (the “ESPP”), and (c) 400,000 shares of the Registrant’s Common Stock, issuable under the Registrant’s Non-Qualified Employee Stock Purchase Plan, as Amended (the “NQ ESPP”). The Registrant previously registered (i) an aggregate of 20,650,000 shares of Common Stock for issuance under the 2015 LTIP on registration statement on Form S-8, File No. 333-204310, (ii) an aggregate of 9,880,000 shares of Common Stock for issuance under the ESPP on registration statements on Form S-8, File No. 333-100312, File No. 333-132880, File No. 333-150782, File No. 333-176286, and File No. 333-238910, and (iii) an aggregate of 1,720,000 shares of Common Stock for issuance under the NQ ESPP on registration statements on Form S-8, File No. 333-91524, File No. 333-100313, File No. 333-122333, File No. 333-132880, File No. 333-150782, File No. 333-176286, and File No. 333-238910 (collectively, the “Prior Registration Statements”). Pursuant to General Instruction E to Form S-8, except as otherwise set forth below, the contents of the Prior Registration Statements are incorporated by reference herein to the extent not modified or superseded thereby or by any subsequently filed document that is incorporated by reference herein or therein.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 6. Indemnification of Directors and Officers.
Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Registrant has included such a provision in Article Seventh of its Restated Certificate of Incorporation.
In addition, Article Fourteenth of the Registrant’s Restated Certificate of Incorporation provides that to the fullest extent permitted by law, no officer of the Registrant shall be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as an officer, except for liability (i) for any breach of the officer’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any transaction from which the officer derived an improper personal benefit, or (iv) for any action by or in the right of the Registrant.
Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

Article III, Section 14 of the Registrant’s Fourth Amended and Restated By-laws provides that a director or officer of the Registrant:
A.shall be indemnified by the Registrant against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in any action, suit or proceeding (other than an action by or in the right of the Registrant) brought against such person by virtue of his or her position as a director or officer of the Registrant if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; and

B.shall be indemnified by the Registrant against all expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of any action or suit by or in the right of the Registrant brought against such person by virtue of his or her position as a director or officer of the Registrant if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant, other than with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant unless the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses.
In addition, Article III, Section 14 of the Registrant’s Fourth Amended and Restated By-laws provides that to the extent a director or officer has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in paragraphs A and B above, such person shall be indemnified by the Registrant against expenses (including attorneys’ fees) actually and reasonably incurred. Expenses will be advanced to a director or officer at such person’s request, provided that he or she undertakes to repay the amount received if it is ultimately determined that he or she is not entitled to indemnification for such expenses.
The Registrant has purchased directors’ and officers’ liability insurance which would indemnify its directors and officers against damages arising out of certain kinds of claims that might be made against them based on their negligent acts or omissions while acting in their capacity as such.

Item 8. Exhibits.

Exhibit No.	Description of Exhibit

4.1	Restated Certificate of Incorporation (1)
4.2	Fourth Amended and Restated By-laws (2)
5.1	Opinion of Robert J. Terry, Esq.
23.1	Consent of KPMG LLP
23.2	Consent of Robert J. Terry, Esq. (included in Exhibit 5.1)
24.1	Power of Attorney (included as part of the signature page of this registration statement)
99.1	Second Amended and Restated 2015 Long-Term Incentive Plan (incorporated by reference to Annex 1 to the Company’s Definitive Proxy Statement filed with the SEC on March 28, 2024)
99.2	2002 Employee Stock Purchase Plan, as Amended
99.3	Non-Qualified Employee Stock Purchase Plan, as Amended
107	Filing Fee Table

(1)	Incorporated by reference from the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2023 filed with the Securities and Exchange Commission on August 8, 2023.
(2)	Incorporated by reference from the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on May 12, 2023.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, in the State of California, on June 13, 2024.

SKYWORKS SOLUTIONS, INC.
By:	/s/ Liam K. Griffin
Liam K. Griffin
Chairman, Chief Executive Officer and President Director

POWER OF ATTORNEY AND SIGNATURES
We, the undersigned officers and directors of Skyworks Solutions, Inc., hereby severally constitute and appoint Liam K. Griffin and Kris Sennesael and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all things in our names and on our behalf in such capacities to enable Skyworks Solutions, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any one of them, to said registration statement and any and all amendments thereto.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Liam K. Griffin	Chairman, Chief Executive Officer and President Director	June 13, 2024
Liam K. Griffin	(Principal Executive Officer)

/s/ Kris Sennesael	Senior Vice President and Chief Financial Officer	June 13, 2024
Kris Sennesael	(Principal Financial Officer)

/s/ Philip Carter	Vice President and Corporate Controller	June 13, 2024
Philip Carter	(Principal Accounting Officer)

/s/ Christine King	Lead Independent Director	June 13, 2024
Christine King

/s/ Alan S. Batey	Director	June 13, 2024
Alan S. Batey

/s/ Kevin L. Beebe	Director	June 13, 2024
Kevin L. Beebe

/s/ Eric J. Guerin	Director	June 13, 2024
Eric J. Guerin

/s/ Suzanne E. McBride	Director	June 13, 2024
Suzanne E. McBride

/s/ David P. McGlade	Director	June 13, 2024
David P. McGlade

/s/ Robert A. Schriesheim	Director	June 13, 2024
Robert A. Schriesheim

/s/ Maryann Turcke	Director	June 13, 2024
Maryann Turcke